UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 13, 2017

Sunrun Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37511	26-2841711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Market Street, 29th Floor

San Francisco, California 94105

(Address of principal executive offices, including zip code)

(415) 580-6900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Director

On March 13, 2017, Jameson McJunkin notified Sunrun Inc. (the “Company”) of his resignation from the Company’s board of directors, effective March 15, 2017. Mr. McJunkin's decision to resign was not due to any disagreement with the Company on any matters relating to the Company's operations, policies or practices.  Mr. McJunkin served on the audit and nominating and corporate governance committees of the Company’s board of directors.  Effective March 15, 2017, the Company’s board of directors appointed current director Katherine August-deWilde to the audit committee and current director Leslie Dach as Chairman of the nominating and corporate governance committee.

Appointment of President

In addition, on March 15, 2017, Paul Winnowski, age 45, assumed the title of President and Chief Operating Officer of the Company.  Mr. Winnowski has served as the Company’s Chief Operating Officer since February 2014, when he joined the Company in connection with its acquisition of Mainstream Energy Corporation (“MEC”). Mr. Winnowski previously served as Chief Executive Officer of MEC from December 2012 to January 2014, and prior to that as President, Fire and Security, Europe and South Africa at United Technologies Corporation, a provider of security and fire detection solutions, from March 2008 to March 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRUN INC.

By:	/s/ Mina Kim
Mina Kim General Counsel

Date: March 17, 2017